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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.  )    *

BearingPoint, Inc.
(Name of Issuer)
Common Stock, par value $0.01 per share
(Title of Class of Securities)
074002106
(Cusip Number)
October 3, 2007
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

( The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Page 1 of 37Pages

Exhibit Index Found on Page 35

13G

CUSIP No.074002106

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Noonday Asset Management, L.P.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 11,825,600 Shares, which is 5.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 11,825,600
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 11,825,600
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,825,600
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.9%
12	TYPE OF REPORTING PERSON (See Instructions) IA

Page 2 of 38 Pages

13G

CUSIP No.074002106

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Noonday G.P. (U.S.), L.L.C.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 11,825,600 Shares, which is 5.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 11,825,600
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 11,825,600
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,825,600
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.9%
12	TYPE OF REPORTING PERSON (See Instructions) OO

Page 3 of 38 Pages

13G

CUSIP No.074002106

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Noonday Capital, L.L.C.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 11,825,600 Shares, which is 5.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 11,825,600
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 11,825,600
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,825,600
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.9%
12	TYPE OF REPORTING PERSON (See Instructions) OO

Page 4 of 38 Pages

13G

CUSIP No.074002106

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) David I. Cohen
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 11,825,600 Shares, which is 5.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 11,825,600
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 11,825,600
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,825,600
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.9%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 5 of 38 Pages

13G

CUSIP No. 074002106

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Saurabh K. Mittal
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 11,825,600 Shares, which is 5.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION India
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 11,825,600
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 11,825,600
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,825,600
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.9%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 6 of 38 Pages

13G

CUSIP No.074002106

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Noonday Capital Partners, L.L.C.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 11,825,600 Shares, which is 5.9% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 209,700
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 209,700
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 209,700
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON (See Instructions) OO

Page 7 of 38 Pages

13G

CUSIP No.074002106

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Farallon Capital Partners, L.P.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) [     ]

(b) [ X ]**

**          The reporting persons making this filing hold an aggregate of 11,825,600 Shares, which is 5.9% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,721,700
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,721,700
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,721,700
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.9%
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 8 of 38 Pages

13G

CUSIP No.074002106

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Farallon Capital Institutional Partners, L.P.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 11,825,600 Shares, which is 5.9% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,037,700
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,037,700
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,037,700
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.5%
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 9 of 38 Pages

13G

CUSIP No.074002106

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Farallon Capital Institutional Partners II, L.P.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 11,825,600 Shares, which is 5.9% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 136,600
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 136,600
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 136,600
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 10 of 38 Pages

13G

CUSIP No.074002106

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Farallon Capital Institutional Partners III, L.P.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 11,825,600 Shares, which is 5.9% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 81,200
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 81,200
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 81,200
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 11 of 38 Pages

13G

CUSIP No.074002106

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Tinicum Partners, L.P.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 11,825,600 Shares, which is 5.9% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 61,900
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 61,900
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 61,900
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 12 of 38 Pages

13G

CUSIP No.074002106

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Farallon Capital Offshore Investors II, L.P.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 11,825,600 Shares, which is 5.9% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,347,000
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,347,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,347,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.2%
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 13 of 38 Pages

13G

CUSIP No.074002106

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Farallon Capital Management, L.L.C.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 11,825,600 Shares, which is 5.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 6,229,800
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 6,229,800
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,229,800
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.1%
12	TYPE OF REPORTING PERSON (See Instructions) IA, OO

Page 14 of 38 Pages

13G

CUSIP No.074002106

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Farallon Partners, L.L.C.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 11,825,600 Shares, which is 5.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 5,595,800
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 5,595,800
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,595,800
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.8%
12	TYPE OF REPORTING PERSON (See Instructions) OO

Page 15 of 38 Pages

13G

CUSIP No.074002106

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) William F. Duhamel
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 11,825,600 Shares, which is 5.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 11,825,600
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 11,825,600
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,825,600
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.9%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 16 of 38 Pages

13G

CUSIP No.074002106

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Richard B. Fried
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 11,825,600 Shares, which is 5.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 11,825,600
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 11,825,600
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,825,600
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.9%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 17 of 38 Pages

13G

CUSIP No.074002106

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Monica R. Landry
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 11,825,600 Shares, which is 5.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 11,825,600
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 11,825,600
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,825,600
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.9%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 18 of 38 Pages

13G

CUSIP No.074002106

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Douglas M. MacMahon
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 11,825,600 Shares, which is 5.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 11,825,600
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 11,825,600
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,825,600
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.9%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 19 of 38 Pages

13G

CUSIP No.074002106

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) William F. Mellin
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 11,825,600 Shares, which is 5.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 11,825,600
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 11,825,600
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,825,600
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.9%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 20 of 38 Pages

13G

CUSIP No.074002106

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Stephen L. Millham
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 11,825,600 Shares, which is 5.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 11,825,600
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 11,825,600
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,825,600
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.9%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 21 of 38 Pages

13G

CUSIP No.074002106

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Jason E. Moment
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 11,825,600 Shares, which is 5.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 11,825,600
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 11,825,600
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,825,600
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.9%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 22 of 38 Pages

13G

CUSIP No.074002106

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Ashish H. Pant
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 11,825,600 Shares, which is 5.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION India
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 11,825,600
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 11,825,600
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,825,600
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.9%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 23 of 38 Pages

13G

CUSIP No.074002106

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Rajiv A. Patel
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 11,825,600 Shares, which is 5.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 11,825,600
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 11,825,600
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,825,600
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.9%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 24 of 38 Pages

13G

CUSIP No.074002106

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Derek C. Schrier
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 11,825,600 Shares, which is 5.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 11,825,600
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 11,825,600
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,825,600
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.9%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 25 of 38 Pages

13G

CUSIP No.074002106

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Andrew J. M. Spokes
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 11,825,600 Shares, which is 5.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 11,825,600
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 11,825,600
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,825,600
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.9%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 26 of 38 Pages

13G
CUSIP No.074002106

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Thomas F. Steyer
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 11,825,600 Shares, which is 5.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 11,825,600
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 11,825,600
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,825,600
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.9%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 27 of 38 Pages

13G

CUSIP No.074002106

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Mark C. Wehrly
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 11,825,600 Shares, which is 5.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 11,825,600
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 11,825,600
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,825,600
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.9%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 28 of 38 Pages

Item 1.	Issuer

(a)	Name of Issuer:

BearingPoint, Inc.. (the “Company”)

(b)	Address of Issuer’s Principal Executive Offices:

1676 International Drive, McLean, VA 22102

Item 2. Identity And Background

Title Of Class Of Securities And CUSIP Number (Item 2(d) and (e))

This statement relates to shares of Common Stock, par value $0.01 per share (the “Shares”), ofthe Company. The CUSIP number of the Shares is 074002106.

Name Of Persons Filing, Address Of Principal Business Office And Citizenship (Item 2(a), (b) and (c))

This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the “Reporting Persons.”

The Noonday Sub-adviser Entities

(i)

Noonday G.P. (U.S.), L.L.C., a Delaware limited liability company which is a sub-investment adviser to each of the Funds and the Managed Accounts (the “First Noonday Sub-adviser”), with respect to all of the Shares held by the Funds and the Managed Accounts;

(ii)

Noonday Asset Management, L.P., a Delaware limited partnership which is a sub-investment adviser to each of the Funds and the Managed Accounts (the “Second Noonday Sub-adviser”), with respect to all of the Shares held by the Funds and the Managed Accounts; and

(iii)

Noonday Capital, L.L.C., a Delaware limited liability company which is the general partner of the Second Noonday Sub-adviser (the “Noonday General Partner”), with respect to all of the Shares held by the Funds and the Managed Accounts.

The First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Noonday General Partner are together referred to herein as the “Noonday Sub-adviser Entities.”

The Noonday Managing Members

(iv)	David I. Cohen (“Cohen”), Saurabh K. Mittal (“Mittal”) and Andrew J. M. Spokes (“Spokes”), the managing members of both the First Noonday

Page 29 of 38 Pages

Sub-adviser and the Noonday General Partner, with respect to all of the Shares held by the Funds and the Managed Accounts.

Cohen, Mittal and Spokes (in his capacity as managing member of both the first Noonday Sub-adviser and the Noonday General Partner) are referred to herein as the “Noonday Individual Reporting Persons.”

The Noonday Fund

(v)	Noonday Capital Partners, L.L.C., a Delaware limited liability company (the “Noonday Fund”), with respect to the Shares held by it.

The Farallon Funds

(vi)	Farallon Capital Partners, L.P., a California limited partnership (“FCP”), with respect to the Shares held by it;

(vii)	Farallon Capital Institutional Partners, L.P., a California limited partnership (“FCIP”), with respect to the Shares held by it;

(viii)	Farallon Capital Institutional Partners II, L.P., a California limited partnership (“FCIP II”), with respect to the Shares held by it;

(ix)	Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership (“FCIP III”), with respect to the Shares held by it;

(x)	Tinicum Partners, L.P., a New York limited partnership (“Tinicum”), with respect to the Shares held by it; and

(xi) Farallon Capital Offshore Investors II, L.P., a Cayman Islands exempted limited partnership (“FCOI II”), with respect to the Shares held by it.

FCP, FCIP, FCIP II, FCIP III, Tinicum and FCOI II are together referred to herein as the “Farallon Funds.” The Noonday Fund and the Farallon Funds are together referred to herein as the “Funds.”

The Management Company

(xii)

Farallon Capital Management, L.L.C., a Delaware limited liability company (the “Management Company”), with respect to the Shares held by certain accounts managed by the Management Company (the “Managed Accounts”).

The Farallon General Partner

(xiii)

Farallon Partners, L.L.C., a Delaware limited liability company which is the general partner of each of the Farallon Funds and the managing member of the Noonday Fund (the “Farallon General Partner”), with respect to the Shares held by each of the Funds.

Page 30 of 38 Pages

The Farallon Managing Members

(xiv)

The following persons who are managing members of both the Farallon General Partner and the Management Company, with respect to the Shares held by the Funds and the Managed Accounts: William F. Duhamel (“Duhamel”), Richard B. Fried (“Fried”), Monica R. Landry (“Landry”), Douglas M. Mahon (“MacMahon”), William F. Mellin (“Mellin”), Stephen L. Millham (“Millham”), Jason E. Moment (“Moment”), Ashish H. Pant (“Pant”), Rajiv A. Patel (“Patel”), Derek C. Schrier (“Schrier”), Andrew J. M. Spokes (“Spokes”), Thomas F. Steyer (“Steyer”), and Mark C. Wehrly (“Wehrly”).

Duhamel, Fried, Landry, MacMahon, Mellin, Millham, Moment, Pant, Patel, Schrier, Spokes (in his capacity as managing member of the Farallon General Partner and the Management Company), Steyer, and Wehrly are together referred to herein as the “Farallon Individual Reporting Persons.” The Farallon Individual Reporting Persons and the Noonday Individual Reporting Persons are together referred to herein as the “Individual Reporting Persons.”

The citizenship of each of the Noonday Sub-adviser Entities, the Funds, the Management Company and the Farallon General Partner is set forth above. Each of the Individual Reporting Persons other than Mittal, Pant and Spokes is a citizen of the United States. Mittal and Pant are citizens of India. Spokes is a citizen of the United Kingdom. The address of the principal business office of each of the Noonday Sub-adviser Entities and the Noonday Individual Reporting Persons is c/o Noonday Asset Management, L.P., 227 West Trade Street, Suite 2140, Charlotte, North Carolina 28202. The address of the principal business office of each of the Reporting Persons other than the Noonday Sub-adviser Entities and the Noonday Individual Reporting Persons is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, California 94111.

Item 3. If This Statement Is Filed Pursuant To Sections 240.13d-1(b) or 240.13d-2(b) or (c), Check Whether The Person Filing Is An Entity Specified In (a) - (j):

Not Applicable.

If This Statement Is Filed Pursuant To Section 240.13d-1(c), Check This Box. ☒

Item 4. Ownership

The information required by Items 4(a) - (c) and set forth in Rows 5 through 11 of the cover page for each Reporting Person hereto is incorporated herein by reference for each such Reporting Person.

The Shares reported hereby for the Funds are owned directly by the Funds and those reported by the Management Company on behalf of the Managed Accounts are owned directly by the Managed Accounts. The First Noonday Sub-adviser and the Second Noonday Sub-adviser, as sub-investment advisers to the Funds and Managed Accounts, may be deemed to be the beneficial owner of all such Shares owned by the Funds and the Managed Accounts. The

Page 31 of 38 Pages

Noonday General Partner, as general partner to the Second Noonday Sub-adviser, may be deemed to be the beneficial owner of all such Shares owned by the Funds and the Managed Accounts. The Noonday Individual Reporting Persons, as managing members of both the First Noonday Sub-adviser and the Noonday General Partner, may each be deemed to be the beneficial owner of all such Shares owned by the Funds and the Managed Accounts. The Management Company, as investment adviser to the Managed Accounts, may be deemed to be the beneficial owner of all such Shares owned by the Managed Accounts. The Farallon General Partner, as general partner to the Farallon Funds and managing member of the Noonday Fund, may be deemed to be the beneficial owner of all such Shares owned by the Funds. The Farallon Individual Reporting Persons, as managing members of both the Farallon General Partner and the Management Company with the power to exercise investment discretion, may each be deemed to be the beneficial owner of all such Shares owned by the Funds and the Managed Accounts. Each of the Noonday Sub-adviser Entities, the Management Company, the Farallon General Partner and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

Item 5. Ownership Of Five Percent Or Less Of A Class

Not Applicable.

Item 6. Ownership Of More Than Five Percent On Behalf Of Another Person

Not Applicable.

Item 7. Identification And Classification Of The Subsidiary Which Acquired The Security Being                 Reported On By The Parent Holding Company

Not Applicable.

Item 8. Identification And Classification Of Members Of The Group

The Reporting Persons are filing this Schedule 13G pursuant to Section 240.13d-1(c). Consistent with Item 2 of the cover page for each Reporting Person above, the Reporting Persons neither disclaim nor affirm the existence of a group among them.

Item 9. Notice Of Dissolution Of Group

Not Applicable.

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 32 of 38 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: October 12, 2007

/s/ Mark Wehrly

NOONDAY CAPITAL, L.L.C.,

On its own behalf and as the General Partner of

NOONDAY ASSET MANAGEMENT, L.P.

By Mark Wehrly, Attorney-in-fact

/s/ Mark Wehrly

NOONDAY G.P. (U.S.), L.L.C.

By Mark Wehrly, Attorney-in-fact

/s/ Mark Wehrly

FARALLON PARTNERS, L.L.C.,

On its own behalf,

as the General Partner of

FARALLON CAPITAL PARTNERS, L.P.,

FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,

FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.,

FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.,

TINICUM PARTNERS, L.P. and

FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.

and as the Managing Member of

NOONDAY CAPITAL PARTNERS, L.L.C.

By Mark Wehrly, Managing Member

/s/ Mark Wehrly

FARALLON CAPITAL MANAGEMENT, L.L.C.

By Mark Wehrly, Managing Member

/s/ Mark Wehrly

Mark Wehrly, individually and as attorney-in-fact for

each of David I. Cohen, William F. Duhamel, Richard B. Fried, Monica R. Landry, Douglas M. MacMahon, William F. Mellin, Stephen L. Millham, Saurabh K. Mittal, Jason E. Moment, Ashish H. Pant, Rajiv A. Patel, Derek C. Schrier, Andrew J. M. Spokes, and Thomas F. Steyer.

The Power of Attorney executed by each of Noonday G.P. (U.S.), L.L.C., Noonday Asset Management, L.P., Noonday Capital, L.L.C. and Cohen authorizing Wehrly to sign and file this Schedule 13G on its or his behalf, which was filed with Amendment No. 5 to the Schedule 13G filed with the Securities and Exchange Commission on January 10, 2005, by such Reporting

Page 34 of 38 Pages

Persons with respect to the Common Stock of Catalytica Energy Systems, Inc.,is hereby incorporated by reference. The Power of Attorney executed by Mittal authorizing Wehrly to sign and file this Schedule 13G on his behalf, which was filed with Amendment No. 6 to the Schedule 13G filed with the Securities and Exchange Commission on October 5, 2005, by such Reporting Person with respect to the Common Stock of Catalytica Energy Systems, Inc., is hereby incorporated by reference. The Power of Attorney executed by each of Duhamel, Fried, MacMahon, Mellin, Millham, Moment, Pant, Patel, Schrier, Steyer and Wehrly authorizing Wehrly to sign and file this Schedule 13G on his or her behalf, which was filed with the Schedule 13D filed with the Securities and Exchange Commission on July 2, 2007 by such Reporting Persons with respect to the Common Stock of Armor Holdings, Inc., is hereby incorporated by reference. The Power of Attorney executed by Spokes authorizing Wehrly to sign and file this Schedule 13G on his behalf, which was filed with the Schedule 13D filed with the Securities and Exchange Commission on August 28, 2007 by such Reporting Person with respect to the Common Stock of Global Gold Corporation, is hereby incorporated by reference.

Page 35 of 38 Pages

EXHIBIT INDEX

EXHIBIT 1	Joint Acquisition Statement Pursuant to Section 240.13d-1(k)

Page 36 of 38 Pages

EXHIBIT 1

to

SCHEDULE 13G

JOINT ACQUISITION STATEMENT

PURSUANT TO SECTION 240.13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated: October 12, 2007

/s/ Mark Wehrly

NOONDAY CAPITAL, L.L.C.,

On its own behalf and as the General Partner of

NOONDAY ASSET MANAGEMENT, L.P.

By Mark Wehrly, Attorney-in-fact

/s/ Mark Wehrly

NOONDAY G.P. (U.S.), L.L.C.

By Mark Wehrly, Attorney-in-fact

/s/ Mark Wehrly

FARALLON PARTNERS, L.L.C.,

On its own behalf,

as the General Partner of

FARALLON CAPITAL PARTNERS, L.P.,

FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,

FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.,

FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.,

TINICUM PARTNERS, L.P. and

FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.

and as the Managing Member of

NOONDAY CAPITAL PARTNERS, L.L.C.

By Mark Wehrly, Managing Member

/s/ Mark Wehrly

FARALLON CAPITAL MANAGEMENT, L.L.C.

By Mark Wehrly, Managing Member

Page 37 of 38 Pages

/s/ Mark Wehrly

Mark Wehrly, individually and as attorney-in-fact for

each of David I. Cohen, William F. Duhamel, Richard B. Fried, Monica R. Landry, Douglas M. MacMahon, William F. Mellin, Stephen L. Millham, Saurabh K. Mittal, Jason E. Moment, Ashish H. Pant, Rajiv A. Patel, Derek C. Schrier, Andrew J. M. Spokes, and Thomas F. Steyer.

Page 38 of 38 Pages